Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

City National Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-______ on Form S-3 of City National Corporation of our report dated February 26, 2009 except for Notes 1, 9, 16, 19, 22 and 23 as to which the date is December 1, 2009, with respect to the consolidated balance sheets of City National Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, appearing in the Current Report on Form 8-K of City National Corporation dated December 2, 2009 and our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting as of December 31, 2008 which report appears in the December 31, 2008 Annual Report in the Form 10-K of City National Corporation, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the aforementioned consolidated financial statements refers to the retrospective adjustment for all periods presented due to the adoption of Statement of Financial Accouting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51, FSP EITF 03-6-1 Determining Whether Instruments Granted in Share-Based Payments Transaction are Participating Securities, a change in the method of accounting for fair value in 2008, and a change in the method of accounting for uncertainty in income taxes in 2007.

/s/ KPMG LLP

Los Angeles, California

December 2, 2009